Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Pre-clinical anti-cancer data of new

investigational agent PPI-2458 presented at

AACR-NCI-EORTC International Conference

Waltham, MA —November 19, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced the presentation of results of preclinical studies investigating its proprietary compound PPI-2458 in several in vitro and in vivo models of tumor growth.  These data are being presented in two posters at the joint meeting of the American Association for Cancer Research (AACR), National Cancer Institute (NCI), and the European Organization for Research and Treatment of Cancer (EORTC) International Conference on Molecular Targets and Cancer Therapeutics being held in Boston, MA,  November 17-21, 2003.

At the AACR-NCI-EORTC meeting, PRAECIS presented data showing the dose response of PPI-2458 against two cancer cell lines and certain mouse tumor models.  This presentation also contains information on a proprietary pharmacodynamic assay developed internally.  This assay will be used in clinical studies to assess the level of inhibition achieved by PPI-2458 of its target enzyme, methionine aminopeptidase type 2 (MetAP2).  Data presented on the B16F10 xenograft mouse model showed that PPI-2458 significantly inhibited tumor growth and that the degree of growth inhibition was directly linked to the level of MetAP2 inhibition by PPI-2458.  Separately, the NCI is presenting its data on the anti-angiogenic activity of PPI-2458 and its in vivo efficacy in a variety of xenograft animal models of human cancer.  This abstract favorably compares the activity of PPI-2458 to that of another compound of this class known as TNP-470.

PPI-2458 has recently entered a Phase I clinical study for the treatment of non-Hodgkin’s lymphoma (NHL) at the Dana-Farber Cancer Institute, in Boston, MA.  In addition, the Company is evaluating the potential utility of PPI-2458 in other types of cancer, as well as certain autoimmune diseases.

The Phase I clinical study in NHL patients is an open-label, dose escalation study.  Patients participating in this study will be given PPI-2458 capsules in one month treatment cycles.  The dose will escalate in sequential cohorts until a maximum tolerated dose is determined.  Patients participating in this trial may choose to remain on PPI-2458 treatment for multiple cycles, if appropriate.  The primary endpoint will be safety.  Disease response will be evaluated as a secondary endpoint.  In this trial, PRAECIS’ MetAP2 inhibition assay will be employed to assist in the determination of a safe and efficacious dosing regimen for future studies.  The trial is expected to be completed over the next 12 months and will eventually include several centers in addition to the Dana-Farber Cancer Institute.

There are approximately 50,000 new cases of NHL in the United States annually, and approximately 25,000 deaths from NHL each year.  The PPI-2458 trial will include patients with diffuse large B-cell lymphoma and follicular lymphoma.  These two types of NHL represent approximately half of all NHL cases within the United States.

The Company is also evaluating potential trials for PPI-2458 in autoimmune diseases, including  rheumatoid arthritis (RA).  Data supporting the potential use of PPI-2458 in RA was recently presented at the American College of Rheumatology (ACR) Annual Scientific Meeting held in Orlando, FL from October 23-28, 2003.  Dr. Ernest Brahn, Professor of Medicine and Rheumatology Program Director at the UCLA School of Medicine, described the positive effects of PPI-2458 in the RA animal model of collagen-induced arthritis.  In this study, radiographs show that PPI-2458 significantly inhibited structural damage (versus untreated control) when the compound was administered via any of three routes: oral, subcutaneous or intravenous.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis.  PRAECIS also has clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, and has other programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding the initiation of a clinical trial for PPI-2458 for the treatment of non-Hodgkin’s lymphoma and the potential initiation of trials in the future in autoimmune diseases.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the timing and content of decisions made by the FDA, the need for additional research and testing, including as a result of unanticipated determinations by the FDA, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.